EXHIBIT 4.5
                                                                    -----------
                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          HAND BRAND DISTRIBUTION, INC.


         Pursuant to the provisions of Sections 607.10025 and 607.1006, Florida Statutes, this Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is Hand Brand Distribution, Inc.

SECOND: In accordance with the provisions of Sections 607.10025 and 607.1006 of the Florida Statutes, on July 31, 2002, by unanimous written action in lieu of a special meeting, all of the members of the Board of Directors of the Corporation adopted a resolution providing for the amendment of the Corporation's Articles of Incorporation in the manner provided herein, including a division of each of the presently issued and outstanding shares of common stock. No shareholder approval was required.

THIRD: In accordance with Section 607.10025, the amendment to the Corporation's Articles of Incorporation includes a division of each of the presently issued and outstanding shares of the common stock of the Corporation (664,299 shares as of August 15, 2002) into two (2) shares, and a division of the Corporation's authorized shares of common stock on the same basis, such that after the filing of these Articles of Amendment the 1,562,500 shares of authorized common stock shall represent 3,125,000 shares of authorized common stock. The par value of the shares shall remain at $.001 par value per share.

FOURTH: The amendment to the Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

FIFTH: Article III of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

                                       "ARTICLE III
                                       Capital Stock

                  The aggregate number of authorized shares of common stock of the Corporation shall be 3,125,000 with each share having a par value of $.001 per share. Each share of common stock issued and outstanding immediately prior to the filing of the Articles of Amendment which include the foregoing increase in the authorized shares of common stock to 3,125,000 shares shall automatically be reclassified into two (2) shares of common stock upon the effective date of the filing of such Articles of Amendment."



                  IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this ___ day of August, 2002.